Exhibit 5.1

MORRISON & FOERSTER LLP
Los Angeles, California

November 16, 2005

Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on November 16, 2005, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,765,000 shares of your common stock, $0.001 par value per share (the “Common Stock”), which will be issuable under the Genius Products, Inc. Amended and Restated 1997 Non-Qualified Stock Option Plan, the Genius Products, Inc. 2003 Stock Option Plan and the Genius Products, Inc. 2004 Stock Incentive Plan (the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Stock or options to purchase Common Stock under the Plans (the “Shares”), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

                Very truly yours,

                /s/ MORRISON & FOERSTER LLP